PRESS RELEASE
Source: Handy & Harman Ltd.

Handy & Harman Ltd. Reports Fourth Quarter and Year End 2012 Financial Results and Outlook for 2013

WHITE PLAINS, N.Y., February 28, 2013 - Handy & Harman Ltd. (NASDAQ(CM): HNH); ("HNH" or the "Company"), a diversified global industrial company, today announced operating results for the fourth quarter and year ended December 31, 2012. They are summarized in the following paragraphs. For a full discussion of the results, please see the Company's Form 10-K, which can be found at www.handyharman.com.

HNH reported net sales of $138.1 million for the quarter, as compared to $137.9 million for the same period of 2011. Income from continuing operations before tax was $4.6 million in the fourth quarter of 2012, as compared to $2.8 million in 2011. Net income for the fourth quarter of 2012 was $4.5 million, or $0.34 per basic and diluted common share, as compared to net income of $110.2 million, or $8.71 per basic and diluted common share for the same period in 2011.

For the year ended December 31, 2012, net sales were $629.4 million, as compared to $635.0 million in 2011. Income from continuing operations before tax was $37.3 million, as compared to $28.4 million in 2011. Net income for the year was $26.5 million, or $2.03 per basic and diluted common share, which included net income from discontinued operations of $3.0 million, or $0.23 per share, as compared to net income of $138.8 million, or $11.05 per basic and diluted common share in 2011, which included net income from discontinued operations of $4.3 million, or $0.34 per share.

The principal reason for the decrease in net income for both the quarter and year was a significantly higher tax provision in 2012, as compared to 2011. In the fourth quarter of 2011, the Company determined that it is was more likely than not that the benefit of its net operating loss carryforwards would be realized in the future, and therefore released the valuation allowance that had been previously established against its deferred tax asset and recorded that benefit in the tax provision. The deferred tax asset will be amortized as the net operating loss carryforwards are utilized. The Company's tax provision for the quarter and year ended December 31, 2012 does not include any such benefit.

HNH generated Adjusted EBITDA of $13.4 million for the fourth quarter of 2012, as compared to $12.0 million in 2011, an increase of $1.4 million, or 11.4%. For the year, the Company generated Adjusted EBITDA of $74.0 million, as compared to $71.4 million in 2011, an increase of $2.5 million, or 3.6%. See "Note Regarding Use of Non-GAAP Financial Measurements" below for the definition of Adjusted EBITDA.

In January 2013, the Company divested substantially all of the assets and existing operations of its Continental Industries business unit for a cash sales price totaling approximately $37.5 million less transaction fees, subject to a final working capital adjustment, with proceeds of $3.7 million currently held in escrow pending resolution of certain indemnification provisions contained in the sales agreement. Continental's operations have been classified as discontinued operations in the Company's consolidated financial statements for 2012 and for the comparable periods of 2011.

The Company currently anticipates, based on current information, full-year 2013 net sales and Adjusted EBITDA in the ranges of $603 million to $737 million and $75 million to $93 million, respectively. The Company's outlook for the first quarter of 2013 is for net sales between $143 million and $174 million and Adjusted EBITDA between $15 million and $19 million.

Financial Summary

	Three Months Ended		Year Ended
(in thousands except per share)	December 31,		December 31,
	2012	2011	2012	2011
Net sales	$138,067	$137,895	$629,396	$634,964
Gross profit	39,579	36,072	175,933	162,193
Gross profit margin	28.7%	26.2%	28.0%	25.5%
Operating income	7,890	6,724	52,016	45,747
Income from continuing operations before tax	4,647	2,751	37,349	28,384
Tax provision (benefit)	964	(110,385)	13,879	(106,060)
Income from continuing operations, net of tax	$3,683	$113,135	$23,470	$134,444
Net income (loss) from discontinued operations	822	(2,965)	3,011	4,331
Net income	$4,505	$110,170	$26,481	$138,775
Basic and diluted income per share of common stock
Net income per share	$0.34	$8.71	$2.03	$11.05

Segment Results

Income Statement Data	Three Months Ended		Year Ended
(in thousands)	December 31,		December 31,
	2012	2011	2012	2011
Net sales:
Joining Materials	$36,903	$40,119	$174,621	$190,607
Tubing	22,114	23,234	96,892	97,295
Engineered Materials	45,876	42,499	222,931	213,529
Arlon	18,523	18,640	80,815	81,282
Kasco	14,651	13,403	54,137	52,251
Total net sales	$138,067	$137,895	$629,396	$634,964
Segment operating income:
Joining Materials	$5,714	$7,513	$23,942	$24,747
Tubing	2,932	2,077	14,815	13,371
Engineered Materials	4,206	2,379	23,841	20,679
Arlon	1,929	1,963	11,594	8,348
Kasco	1,351	1,170	4,431	4,227
Total segment operating income	16,132	15,102	78,623	71,372
Unallocated corporate expenses and non-operating units	(7,421)	(6,740)	(23,387)	(19,318)
Unallocated pension expense	(830)	(1,620)	(3,313)	(6,357)
Gain (loss) from asset dispositions	9	(18)	93	50
Operating income	7,890	6,724	52,016	45,747
Interest expense	(4,812)	(4,840)	(16,719)	(16,268)
Realized and unrealized gain on derivatives	1,412	1,050	2,582	418
Other income (expense)	157	(183)	(530)	(1,513)
Income from continuing operations before tax	$4,647	$2,751	$37,349	$28,384

Supplemental Non-GAAP Disclosures

Adjusted EBITDA	Three Months Ended		Year Ended
(in thousands)	December 31,		December 31,
	2012	2011	2012	2011
Income from continuing operations, net of tax	$3,683	$113,135	$23,470	$134,444
Add (Deduct):
Tax provision (benefit)	964	(110,385)	13,879	(106,060)
Interest expense	4,812	4,840	16,719	16,268
Unrealized gain on embedded derivatives related to sub-notes	(806)	(1,032)	(2,060)	(1,654)
Non-cash derivative and hedge (gain) loss on precious metal contracts	(606)	(18)	(522)	1,236
Non-cash adjustment to precious metal inventory valued at LIFO	(1,110)	(2,358)	(936)	(1,559)
Depreciation and amortization	3,761	3,887	14,538	15,351
Non-cash pension expense	830	1,620	3,313	6,357
Non-cash asset impairment charge	—	—	—	700
Non-cash stock-based compensation	1,017	744	4,291	3,076
Other items, net	846	1,583	1,261	3,251
Adjusted EBITDA	$13,391	$12,016	$73,953	$71,410

Note Regarding Use of Non-GAAP Financial Measurements

The financial data contained in this press release includes certain non-GAAP financial measurements as defined by the Securities and Exchange Commission ("SEC"), including "Adjusted EBITDA". The Company is presenting Adjusted EBITDA because it believes that it provides useful information to investors about HNH, its business, and its financial condition. The Company defines Adjusted EBITDA as net income from continuing operations before the effects of realized and unrealized gains or losses on derivatives, interest expense, taxes, depreciation and amortization, LIFO liquidation gain, and non-cash pension expense, and excludes certain non-recurring and non-cash items. The Company believes Adjusted EBITDA is useful to investors because it is one of the measures used by the Company's Board of Directors and management to evaluate its business, including in internal management reporting, budgeting, and forecasting processes, in comparing operating results across the business, as an internal profitability measure, as a component in evaluating the ability and the desirability of making capital expenditures and significant acquisitions, and as an element in determining executive compensation.

However, Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States of America ("U.S. GAAP"), and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Therefore, Adjusted EBITDA should not be considered a substitute for net income or cash flows from operating, investing, or financing activities. Because Adjusted EBITDA is calculated before recurring cash charges, including realized and unrealized losses on derivatives, interest expense, and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. There are a number of material limitations to the use of Adjusted EBITDA as an analytical tool, including the following:

•	Adjusted EBITDA does not reflect the Company's net realized and unrealized gains and losses on derivatives and any LIFO liquidations of its precious metal inventory;

•	Adjusted EBITDA does not reflect the Company's interest expense;

•	Adjusted EBITDA does not reflect the Company's tax provision or the cash requirements to pay its taxes;

•
Although depreciation and amortization are non-cash expenses in the period recorded, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect the cash requirements for such replacement;

•	Adjusted EBITDA does not include non-cash charges for pension expense, stock-based compensation, and asset impairments;

•	Adjusted EBITDA does not include discontinued operations; and

•	Adjusted EBITDA does not include certain other non-recurring and non-cash items.

The Company compensates for these limitations by relying primarily on its U.S. GAAP financial measures and by using Adjusted EBITDA only as supplemental information. The Company believes that consideration of Adjusted EBITDA, together with a careful review of its U.S. GAAP financial measures, is the most informed method of analyzing HNH.

The Company reconciles Adjusted EBITDA to income from continuing operations, net of tax, and that reconciliation is set forth above. Because Adjusted EBITDA is not a measurement determined in accordance with U.S. GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Revenues and expenses are measured in accordance with the policies and procedures described in the Company's Annual Report on Form 10-K for the year ended December 31, 2012.

About Handy & Harman Ltd.

Handy & Harman Ltd. is a diversified manufacturer of engineered niche industrial products with leading market positions in many of the markets it serves. Through its operating subsidiaries, HNH focuses on high margin products and innovative technology and serves customers across a wide range of end markets. HNH's diverse product offerings are marketed throughout the United States and internationally.

HNH's companies are organized into five businesses: Joining Materials, Tubing, Engineered Materials, Arlon, and Kasco.

The company sells its products and services through direct sales forces, distributors, and manufacturer's representatives. HNH serves a diverse customer base, including the construction, electronics, telecommunications, home appliance, transportation, utility, medical, semiconductor, aerospace, military electronics, and automotive markets. Other markets served include blade products and repair services for the food industry.

The company is based in White Plains, N.Y., and its common stock is listed on the NASDAQ Capital Market under the symbol HNH. Website: www.handyharman.com

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect HNH's current expectations and projections about its future results, performance, prospects, and opportunities. HNH has tried to identify these forward-looking statements by using words such as "may," "should," "expect," "hope," "anticipate," "believe," "intend," "plan," "estimate," and similar expressions. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause its actual results, performance, prospects, or opportunities in 2013 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation, HNH's need for additional financing and the terms and conditions of any financing that is consummated, customers' acceptance of its new and existing products, the risk that the Company will not be able to compete successfully, the possible volatility of the Company's stock price, and the potential fluctuation in its operating results. Although HNH believes that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve significant risks and uncertainties, and no assurance can be given that the actual results will be consistent with these forward-looking statements. Investors should read carefully the factors described in the "Risk Factors" section of the Company's filings with the SEC, including the Company's Form 10-K for the year ended December 31, 2012, for information regarding risk factors that could affect the Company's results. Except as otherwise required by Federal securities laws, HNH undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances, or any other reason.

CONTACT:	Michael McNamara, Director of Public and Investor Relations
(212) 520-2356
mmcnamara@handyharman.com